LoneStar Hospitality Corporation
          3131 Turtle Creek Boulevard
          Suite 1301
          Dallas, Texas 75219

               Re:   Authorized  Shares   of   Common  Stock   of  LoneStar
          Hospitality Corporation

          Gentlemen:

               Notwithstanding   any  agreement   or  arrangement   to  the
          contrary, the undersigned hereby agree, individually and not jointly, not to exercise any option or warrant with respect to the common stock, par value $.01 per share (the Common Stock"), of LoneStar Hospitality Corporation (the "Company"), until the earlier of (i) the expiration of one year from the date hereof,
          (ii) the effective date of an increase in the number of authorized shares of Common Stock or (iii) the effective date of a reverse stock split of the Common Stock of a split ratio of at least 1:2.


          Dated: February 29, 1996



                                              /s/ Gilbert Gertner
                                             Gilbert Gertner



                                              /s/ George Sharp
                                             George Sharp



                                              /s/ Steven B. Solomon
                                             Steven B. Solomon















          DCC13F8C 26243-1
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